                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Information Resources, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                          INFORMATION RESOURCES, INC.
                           150 NORTH CLINTON STREET
                            CHICAGO, ILLINOIS 60661

                 NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 22, 1997

To the Stockholders of
 Information Resources, Inc.

  Notice Is Hereby Given that the Annual Meeting of the stockholders of INFORMATION RESOURCES, INC. (the "Company"), will be held at the offices of the Company, 150 North Clinton Street, Chicago, Illinois 60661, on Thursday, May 22, 1997, at 10:00 am Central Daylight Time, for the purpose of considering and acting upon the following matters:

    1. To elect three directors to the Board of Directors of the Company, each to serve for a term of three years;

    2. To consider and act upon such other business as may properly come before the Meeting.

  Stockholders of record as of the close of business on April 11, 1997, will be entitled to notice of and to vote at the Meeting. The transfer books will not be closed. For ten days prior to the Meeting, a list of stockholders entitled to vote at the Meeting with the address of and number of shares held by each will be kept on file at the offices of the Company at 150 North Clinton Street, Chicago, Illinois 60661 and will be subject to inspection by any stockholder at any time during the Company's usual business hours. The list will also be available for inspection by any stockholder during the Meeting. Stockholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

  The annual report of the Company for the year 1996 is being mailed to all stockholders of record and accompanies this Proxy Statement.

                                          By order of the Board of Directors,
                                          Information Resources, Inc.

                                          Edward S. Berger
                                          Secretary

Chicago, Illinois
April 22, 1997

                               ----------------
                            YOUR VOTE IS IMPORTANT
               PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING

                               ----------------

                                PROXY STATEMENT

                          INFORMATION RESOURCES, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 22, 1997

                              GENERAL INFORMATION

  This Proxy Statement is being furnished to the stockholders of Information Resources, Inc., a Delaware corporation (the "Company"), 150 North Clinton Street, Chicago, Illinois 60661, in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of stockholders to be held on May 22, 1997, and any adjournments thereof. Stockholders of record as of the close of business on April 11, 1997 are entitled to notice of and to vote at the Meeting. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is April 22, 1997.

  Stockholders are urged to sign the accompanying form of proxy and return it as soon as possible in the envelope provided for that purpose. Returning a proxy card will not prevent a stockholder from attending the Meeting. If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated on such proxy. If no specification is made, the proxy will be voted by the proxy committee (i) for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or unwilling to serve), and (ii) in the discretion of such proxy committee, upon such matters not presently known or determined which may properly come before the Meeting. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the form, and transmit it directly to such other designated person or persons for use at the Meeting.

  A stockholder who has given a proxy may revoke it at any time before it is voted by (i) a subsequently dated proxy, (ii) written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address, or (iii) attendance at the Meeting and voting in person. Attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy. All shares represented by effective proxies will be voted at the Meeting and at any adjournments thereof.

  The Company has one class of stock outstanding, common stock, $.01 par value per share ("Common Stock"). On April 11, 1997, 28,201,876 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the Meeting. There are no cumulative voting rights with respect to the election of directors.

                            OWNERSHIP OF SECURITIES

  The following table shows the total number of shares of Company Common Stock beneficially owned as of the dates designated below, and the percentage of Company Common Stock so owned as of that date, with respect to each person who is known to be the beneficial owner of more than 5% of the Company's Common
Stock:

                                                          AMOUNT AND
                                                           NATURE OF
                                                          BENEFICIAL    PERCENT
   NAME OF BENEFICIAL OWNER                              OWNERSHIP (1)  OF CLASS
   ------------------------                              -------------  --------
   State of Wisconsin Investment Board .................   2,656,214(2)   9.42
   P. O. Box 7842
   Madison, WI. 53707
   RCM Capital Management, LLC..........................   2,073,944(3)   7.35
   4 Embarcadero Center
   San Francisco, CA. 94111
   FMR Corp.............................................   1,930,778(4)   6.85
   82 Devonshire Street
   Boston, MA. 02109
   Dewey Square Investors Corp..........................   1,749,350(5)   6.20
   One Financial Center
   Boston, MA. 02111
   Merrill Lynch Asset Management.......................   1,586,500(6)   5.63
   800 Scudders Mill Road
   Plainsboro, NJ. 08536

  The following table shows the total number of shares of Company Common Stock beneficially owned as of April 11, 1997, and the percentage of Company Common Stock so owned as of that date with respect to (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table below (the "Named Executive Officers"), and (iii) all directors and executive officers as a group:

                                                          AMOUNT AND
                                                           NATURE OF
                                                          BENEFICIAL   PERCENT
   NAME OF BENEFICIAL OWNER                              OWNERSHIP (7) OF CLASS
   ------------------------                              ------------- --------
   James G. Andress.....................................      31,813        *
   Edwin E. Epstein.....................................      32,188        *
   Gerald J. Eskin......................................     461,201     1.63
   Gian M. Fulgoni......................................     730,850     2.55
   Gary M. Hill.........................................      90,208        *
   John D. C. Little ...................................     213,329        *
   Leonard M. Lodish ...................................      63,886        *
   Edward E. Lucente ...................................      14,438        *
   Edith W. Martin .....................................      10,953        *
   John P. McNicholas, Jr...............................      11,200        *
   Randall S. Smith ....................................     298,624     1.05
   Jeffrey P. Stamen ...................................     101,813        *
   Glen L. Urban........................................      47,703        *
   Thomas W. Wilson, Jr.................................      48,125        *
   All directors and executive officers as a group (15
    persons)............................................   2,214,646     7.53

--------
*Less than 1%.

(1) Based on 28,201,876 shares outstanding on April 11, 1997.
(2) Number of shares is based upon information set forth in Schedule 13G filed with the Securities and Exchange Commission ("SEC") as of January 21, 1997, which indicates that this stockholder is a government agency which manages public pension funds.
(3) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 3, 1997, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.
(4) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 14, 1997, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.
(5) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 11, 1997, which indicated that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.
(6) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 14, 1997, which indicated that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.
(7) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The number of shares disclosed for the following individuals includes stock options which are exercisable within 60 days in the following amounts: (i) James G. Andress--30,625 options; (ii) Edwin E. Epstein--15,000 options; (iii) Gerald J. Eskin-- 113,246 options; (iv) Gian M. Fulgoni--417,290 options; (v) Gary M. Hill-- 90,208 options; (vi) John D.C. Little--37,141 options; (vii) Leonard M. Lodish--61,164 options; (viii) Edward E. Lucente--11,250 options; (ix) Edith W. Martin--9,375 options; (x) John P. McNicholas, Jr.--10,000 options; (xi) Randall S. Smith--215,729 options; (xii) Jeffrey P. Stamen-- 100,625 options; (xiii) Glen L. Urban--18,447 options; (xiv) Thomas W. Wilson, Jr.--43,750 options; and (xv) all directors and officers as a group (15 persons)--1,226,514 options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 ("Section 16") sets forth certain filing requirements relating to securities ownership by directors, executive officers and ten percent stockholders of a publicly-held company. To the Company's knowledge, all filing requirements were satisfied by the Company's directors and executive officers except that Glen L. Urban, a director of the Company, inadvertently failed to file one report with respect to an open-market sale of Company Common Stock. This transaction was subsequently disclosed on a Section 16 report after the required filing deadline. In making the foregoing disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the Section 16 reports that they have filed with the SEC.

                             ELECTION OF DIRECTORS

                (PROPOSAL NUMBER 1 ON THE ENCLOSED PROXY CARD)

  The By-laws of the Company provide that the number of directors of the Company shall not be less than five nor more than fifteen and will be determined from time to time by resolution of the Board of Directors. The number of directors is currently set at twelve. The Certificate of Incorporation of the Company provides for a classified Board of Directors consisting of three classes (as nearly equal in number as possible) and that the directors will be elected to hold office for terms of three years or until their successors are elected and qualified. Those directors identified below as nominees for election have been nominated for election to full three-year terms ending in 2000. Also listed below are the remaining directors of the Company whose terms expire as indicated below. If the listed nominees are elected at the Meeting, the Board of Directors will have one vacancy. The Board of Directors recently commenced a search for a new director and this vacancy will be filled when the evaluation process is completed.

  It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of the listed nominees. Proxies will not be voted for a greater number of nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specification, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, as of the date of this proxy statement, officials of the Company know of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

A. NOMINEES FOR ELECTION:

                                                POSITIONS WITH COMPANY, BUSINESS
NAME                               AGE           EXPERIENCE AND OTHER POSITIONS
----                               ---          --------------------------------
Gerald J. Eskin, Ph. D...........   62 Co-founder of the Company; Director of the Company
                                       since 1977; Vice Chairman since December 1981;
                                       Professor of Marketing at the University of Iowa
                                       since 1974 (currently adjunct status).
John D.C. Little, Ph.D...........   69 Director of the Company since 1985; Current member
                                       of the Executive Committee; Professor of Manage-
                                       ment Science at The Sloan School of Management,
                                       Massachusetts Institute of Technology.
Glen L. Urban, Ph.D..............   57 Director of the Company since 1986; Current member
                                       of the Audit Committee; Professor of Management
                                       Science at, and Dean of, The Sloan School of Man-
                                       agement, Massachusetts Institute of Technology;
                                       Director of The Dexter Corporation.

B. TERMS EXPIRING IN 1998:

Gian M. Fulgoni..................   49 Chief Executive Officer since 1986; Chairman of
                                       the Board of Directors from February 1991 until
                                       April 1995; Director since 1981; current member of
                                       the Executive Committee; Director of PLATINUM
                                       technology, inc.
Leonard M. Lodish, Ph.D..........   53 Director of the Company since 1985; Samuel R.
                                       Harrell Professor of the Marketing Department at
                                       the Wharton School of Business, University of
                                       Pennsylvania; Director of Franklin Electronic Pub-
                                       lishers, Inc., J&J Snack Foods Corp., Bogen Commu-
                                       nication International, Inc., and Walsh Interna-
                                       tional, Inc.
Edith W. Martin, Ph.D............   51 Director of the Company since 1991; Current member
                                       of the Compensation Committee and Executive Stock
                                       Option Committee; Vice President, Information Sys-
                                       tems and Chief Information Officer for Eastman Ko-
                                       dak, Co., since January 1996. Executive Vice Pres-
                                       ident and Chief Technology Officer for the Student
                                       Loan Marketing Association (Sallie Mae) from Au-
                                       gust 1994 until January 1996; Executive Vice Pres-
                                       ident and Chief Information Officer for INTELSAT
                                       from July 1992 until August 1994; Vice President
                                       of High Technology Center for the Boeing Company
                                       from 1984 to 1992; Director of Immunex Corpora-
                                       tion.
Thomas W. Wilson, Jr.............   65 Director of the Company since 1991; Chairman of
                                       the Board of Directors since April 1995; Current
                                       Chairman of the Executive Committee; Senior Part-
                                       ner of McKinsey & Company, management consultants,
                                       from 1973 until 1990 (retired); Director of Aerial
                                       Communications, Inc.

                                                POSITIONS WITH COMPANY, BUSINESS
NAME                               AGE           EXPERIENCE AND OTHER POSITIONS
----                               ---          --------------------------------

TERMS EXPIRING IN 1999:

James G. Andress ................   58 Director of the Company since 1989; Current member
                                       of the Executive Committee and Audit Committee;
                                       Current Chairman of the Compensation Committee;
                                       Chief Executive Officer of Warner-Chilcott, PLC
                                       since October 1996. President and Chief Operating
                                       Officer of the Company from March 1994 to Septem-
                                       ber 1995; Chief Executive Officer from May 1990 to
                                       September 1995; Vice Chairman from July 1993 until
                                       March 1994; President from November 1989 until
                                       July 1993; Director of The Liposome Company, Inc.,
                                       NeoRx Corp., Sepracor, Inc., Option Care, Inc.,
                                       Warner-Chilcott PLC, Xoma Corporation, and The
                                       Allstate Corporation.
Edwin E. Epstein ................   73 Director of the Company since 1987; Current member
                                       of the Executive Committee and Chairman of the Au-
                                       dit Committee; President of Retailing Insights,
                                       Inc., food industry consultants, 1971 until 1995;
                                       Director of PIA Merchandising Services, Inc.
Edward E. Lucente ...............   57 Director of the Company since 1991; Current member
                                       of the Compensation Committee and Executive Stock
                                       Option Committee; President and CEO of Liant Soft-
                                       ware Corp., since 1995; Head of worldwide sales
                                       and marketing of Digital Equipment Corp. from
                                       March 1993 until April 1994; Executive Vice-Presi-
                                       dent of Northern Telecom Limited from January 1992
                                       until March 1993; Member of the Executive Office
                                       of Northern Telecom limited from February 1991 un-
                                       til March 1993; Senior Vice-President of Marketing
                                       for Northern Telecom Limited from February 1991
                                       until January 1992; Corporate Vice President of
                                       International Business Machines Corporation from
                                       1981 until February 1991; Director of Genicom Cor-
                                       poration; Director of Compuserve Corporation.
Jeffrey P. Stamen ...............   51 Director of the Company since March 1994; Senior
                                       Vice-President of the OLAP Division of Oracle Cor-
                                       poration since July 1995; President--IRI Software
                                       from February 1991 to July 1995; Vice President of
                                       the Company from January 1986 to July 1995.

COMMITTEES OF THE BOARD OF DIRECTORS, MEETINGS AND COMPENSATION OF DIRECTORS

  During 1996, the Board of Directors met on six occasions, and all members with the exception of Glen L. Urban, attended at least 75% of the Board meetings and their respective Committee meetings. Mr. Urban attended 70% of the Board meetings and his respective Committee meetings.

  The Board of Directors maintains an Executive Committee, Audit Committee, Compensation Committee and Executive Stock Option Committee. The Company has no nominating committee. The nominating function is performed by the Executive Committee, which has not established a formal policy or procedure for considering potential nominees including potential nominees recommended by stockholders.

  The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided by the by-laws or limited by the provisions of the Delaware General Corporation Law.

  The Audit Committee recommends to the Board of Directors the appointment of the independent certified public accountants for the following year and reviews the scope of the audit, the independent certified public accountants report and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting policies. The Audit Committee met during 1996 on four occasions.

  The Compensation Committee is responsible for making determinations regarding salaries and other compensation for the Company's executive officers. The Committee also makes recommendations to the Executive Stock Option Committee with respect to stock option grants to the Company's directors and executive officers pursuant to the Executive Option Plan.

  The Executive Stock Option Committee is responsible for making determinations regarding the grant of stock options from time to time to the Company's directors and executive officers pursuant to the Executive Option Plan. During 1996, the Executive Stock Option Committee approved all director and executive stock option grants throughout the course of the year.

  Directors of the Company who are also Officers do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. Until July 1, 1996 non-employee directors received an annual retainer fee of $15,000 plus $1,500 for each Board meeting attended paid in cash. Effective July 1, 1996 and pursuant to stockholder approval of the "1996 Stock Plan for Non-Employee Directors in lieu of Cash Retainer", non-employee directors are issued shares of common stock in lieu of 75 percent of the cash retainer otherwise payable for his or her services on the Board. Pursuant to this plan, each non-employee director received 1,188 shares of common stock in 1996. Non-employee directors who serve on a committee each receive an annual cash fee of $2,500. Chairpersons of such committee each receive an annual cash fee of $5,000. Total cash fees for committee membership and the cash portion of the annual retainer paid during 1996 to non-employee directors were as follows: Mr. Andress, $10,720; Mr. Epstein, $20,625; Dr. Eskin, $13,125; Dr. Little; $15,625; Dr. Lodish;
$15,625; Mr. Lucente, $13,125; Dr. Martin; $18,125; Mr. Stamen, $13,125; and
Dr. Urban, 15,625. All directors are reimbursed for travel expenses.

  In addition, during 1996, the Company granted options to purchase 2,500 shares of the Company's Common Stock to each of the Non-employee directors listed above at an exercise price of $12.75, the market value of the Company's Common Stock on the date of grant.

                            EXECUTIVE COMPENSATION

  The following information regarding compensation is given with respect to Gian M. Fulgoni, who served in the capacity of Chief Executive Officer during the last completed fiscal year and the four other highest paid executive officers of the Company (the "Named Executive Officers").

REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining the annual salary, bonus and other compensation of the Company's executive officers whose annual salaries are in excess of $175,000. The compensation for executive officers whose annual salary is less than $175,000 may be established by the Company's Chief Executive Officer and Chief Financial Officer, in each case with the approval of the Committee. The Committee also makes recommendations to the Executive Stock Option Committee with respect to stock option grants to the Company's executive officers. The Committee is composed entirely of outside, non-management directors.

  The goals of the Company's compensation programs are to align executive compensation with the Company's performance, and to attract, retain and reward executive officers who contribute to the Company's success within a highly competitive service industry. The programs are intended to support the goal of increasing stockholder value by achieving specific financial and strategic objectives.

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on executive compensation in future years. Section 162(m) disallows a tax deduction by any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a Named Executive Officer, unless compensation is performance based. The Committee has determined that, while Section 162(m) should be given consideration in compensating executive officers, the Committee's compensation philosophy should not be arbitrarily altered in order to limit or maintain executive compensation within the Section 162(m) deduction limit. The Committee has, however, determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to permit all amounts paid to the Named Executive Officers to be deductible by the Company.

 Compensation of Executive Officers Generally

  The Company's fundamental compensation philosophy is to relate the total compensation package for an executive officer directly to his or her contribution to the Company's performance objectives. Each executive's incentive, or "at risk," compensation is typically directly tied to the achievement of both Company and individual objectives, including both quantitative and qualitative objectives. The performance objectives of each executive officer differs depending upon individual roles and responsibilities within the management group and typically include performance objectives for both the Company and a business unit or function for which the executive officer has direct involvement. Certain elements of compensation for individual executive officers are also dictated by employment contracts or agreements that are in place.

  In 1996, the Committee emphasized financial, strategic and service/quality oriented objectives. It generally based its determination of executive performance upon the achievement of the following pre-established objectives:
(i) improvement of the Company's earnings per share and cash flow; (ii) business unit revenue growth and profitability (including the reduction of losses relating to the Company's expanding international operations); and
(iii) qualitative objectives. These qualitative objectives included, among others: (i) the further development and implementation of re-engineered data processing systems to reduce costs and enhance quality (e.g. "Project Omega");
(ii) the development and implementation of productivity enhancement programs;
(iii) the development and implementation of financial/accounting control systems; and (iv) the development and implementation of enhanced quality control systems.

  For the year ended December 31, 1996, the Company's consolidated revenues from ongoing businesses increased 13% over 1995. Revenues from the Company's ongoing U.S. services businesses were up 9% over 1995, while earnings from U.S. operations before special charges improved by nearly 43% over 1995 levels. International revenues increased 45% versus a year ago and the loss from operations decreased 19% despite continued start-up costs in some European countries. As a result, overall consolidated operating results for the twelve months ended December 31, 1996 significantly improved over the comparable period in 1995. The Company's cash flow position improved significantly over the course of the year as the Company generated positive cash flow in the second half of 1996.

  The Company's executive compensation package consists of three principal components: (i) base salary; (ii) potential for an annual cash bonus; and
(iii) the opportunity to earn stock options grants. The Company generally seeks to position its compensation package for each executive position at a level which, for outstanding performance, is at or somewhat above industry average. In addition, the Company strives to make a significant portion of the total compensation variable, based on performance.

  Salary. The Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility, experience, Company and individual performance for the preceding year, contractual provisions in employment and other agreements, as well as competitive market data on salary levels. During 1996 the Chief Executive Officer recommended to the Committee that a freeze on salary increases be adopted generally for the Company's senior management group (which group includes its executive officers whose compensation is discussed herein) based on the Company's 1995 financial performance. Notwithstanding this freeze, two executive officers received salary increases in 1996. One executive officer's salary increase was determined prior to the establishment of the freeze. As a result, this officer will forego a full salary increase, if applicable, in 1997. The other salary increase was awarded to the Company's Controller based on personal achievement levels during his first twelve months of employment.

  Cash Bonuses. During fiscal year 1996, the executive officers of the Company were eligible for a target annual incentive bonus calculated by the Committee as a percentage of the officer's base salary. For 1996, bonus targets ranged from 28% to 40% of an executive officer's salary. As stated above, in determining the cash bonuses the Committee considered company as well as individual performance. A significant portion of this target bonus (generally as high as 70%) is based on the achievement of objectives relating to the Company's overall financial performance. The balance is based on individual or specific business unit objectives. In 1997, all executive officers received partial cash bonuses for services rendered in 1996 based on the improved financial condition of the Company and individual performance. The bonus amounts awarded to the Company's executive officers ranged from 40% to 47% of their targeted bonus potential, or 16% to 18% of salary.

  Option Grants. The Committee is responsible for recommending to the Executive Stock Option Committee the individuals to whom grants should be made, the timing of the grants, the exercise price per share and the number of shares subject to each option. The Executive Stock Option Committee has final approval of option grants made to executive officers. Stock options granted to executive officers generally vest over a four-year period and are typically granted with an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. The ultimate value of stock options is directly tied to change in the value of a share of Common Stock. The Committee also considers the amount and terms of options already held by a particular officer, the amount and terms of options granted to that officer's peers, the role of each executive in accomplishing the Company's performance objectives and the highly competitive nature of the Company's industry.

  The Committee believes that stock based incentives for executive officers are an important feature of the Company's executive compensation package. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value and provide the executive officer with the opportunity to share in the appreciation of the value of the stock of the Company.

  During 1996, in conjunction with the salary freeze described above, the Company awarded stock options to four of its executive officers to make their total compensation more variable and more closely aligned with the Company's ongoing performance and to reward their individual performance.

  Compensation of the Chief Executive Officer. The Office of the Chief Executive is currently served by Mr. Gian M. Fulgoni. During 1996, the Company compensated Mr. Fulgoni utilizing the same philosophy and general criteria used for other executive officers as described above. Mr. Fulgoni's principal quantitative performance objectives included a specific earnings per share target, reduced losses from the Company's international operations and increased revenues from the Company's census data businesses. Qualitative objectives included productivity, quality, and service/product enhancements.

  During 1996, Mr. Fulgoni received a $330,750 salary, the same amount paid in 1995. The Committee has awarded Mr. Fulgoni a $55,600 cash bonus, representing 42% of his target bonus potential, or 16% of salary. Although the earnings per share target established at the beginning of the year was not achieved, the Committee awarded Mr. Fulgoni the cash bonus recognizing the substantial progress made on several financial and non-financial criteria. The Committee also acknowledged the progress made in strategically repositioning the Company, consistent with its three-year business plan. In conjunction with the salary freeze for senior executive officers in 1996, Mr. Fulgoni was awarded 35,000 stock options. In determining the amount of this option grant, the Committee considered the improving financial condition of the Company as measured by its earnings and cash flow performance and shareholder return. The Committee also considered the fact that Mr. Fulgoni has not received, (i) a salary increase since 1993, or (ii) an award of stock options since 1994.

  It is the Committee's view that Mr. Fulgoni's total compensation package was based on an appropriate balance of (i) the Company's performance in 1996, (ii) individual performance levels and (iii) competitive standards.

  The foregoing report has been approved by the current members of the Committee.

                                          The Compensation Committee

                                          James G. Andress, Chairman
                                          Edward E. Lucente *
                                          Edith W. Martin*
--------
  *Also members of the Executive Stock Option Committee.

SUMMARY COMPENSATION TABLE

  The following table sets forth all compensation to the Named Executive Officers for services rendered to the Company for the Company's last three fiscal years:

                                                      LONG TERM
                                                     COMPENSATION
                          ANNUAL COMPENSATION           AWARDS
                         ------------------------    ------------
                                                      NUMBER OF
                                                      SECURITIES
NAME AND PRINCIPAL                                    UNDERLYING      ALL OTHER
POSITION                 YEAR  SALARY      BONUS       OPTIONS      COMPENSATION(1)
------------------       ---- --------    -------    ------------   --------------
Gian M. Fulgoni......... 1996 $330,750    $55,600       35,000(2)      $  3,325
 Chief Executive Officer 1995  330,750          0            0            2,772
                         1994  330,750          0      161,465(3)         2,772
Randall S. Smith........ 1996 $286,000     53,700       30,000(2)         3,325
 President--Operations
  Group and              1995  272,692          0       80,000(4)         2,772
 International Services
  Group                  1994  275,465          0        7,764(5)         2,772
Gary M. Hill(6)......... 1996 $275,000     47,300       27,500(2)         2,288
 Executive Vice
  President and          1995  163,942(7)  20,000(8)   150,000(9)         1,143
 Chief Financial Officer 1994      --         --           --               --
Thomas W. Wilson,
 Jr.(6)................. 1996 $275,000     46,200            0                0
 Chairman of the Board   1995  174,519(7)       0       80,000(10)            0
                         1994        0          0       20,000(11)      115,000(12)
John P. McNicholas,
 Jr.(6)................. 1996 $148,333     22,000            0            3,291
 Controller and Chief    1995   69,712(7)   8,400(8)    30,000(13)          602
 Accounting Officer      1994      --         --           --               --

--------
 (1) Except as otherwise noted, represents contributions made by the Company to the Information Resources, Inc., 401K Retirement Savings Plan.
 (2) Options granted May 24, 1996, in connection with a salary freeze imposed on senior executive officers in 1996, to make the total executive compensation package more closely aligned with the Company's ongoing performance and to reward performance.
 (3) Includes 11,465 options granted in lieu of the cash bonus for services rendered in 1993 and 150,000 performance options granted for services rendered in 1993.
 (4) Options granted in recognition of significantly increased responsibilities undertaken within the Company's international business operations.

 (5) Options granted in lieu of the cash bonus for 1993.
 (6) Mr. Hill, Mr. Wilson and Mr. McNicholas each joined the Company's executive management team in fiscal year 1995.
 (7) Salary from May 12, 1995 to December 31, 1995 for Mr. Wilson, May 15, 1995 to December 31, 1995 for Mr. Hill and June 22, 1995 to December 31, 1995 for Mr. McNicholas.
 (8) Cash bonus paid in 1996 for services rendered in 1995.
 (9) Options granted as an inducement to join the Company's executive management team.
(10) Options granted in recognition of significantly increased responsibilities with the Company's executive management team.
(11) Options granted for directorship services rendered in 1994.
(12) Payments for consulting services.
(13) Options granted as an inducement to join the Company's executive management team.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

  The following table sets forth information concerning individual grants of stock options made during the Company's last fiscal year to each of the Named Executive Officers:

                                                                          POTENTIAL
                                                                      REALIZABLE VALUE
                                                                             AT
                                                                       ASSUMED ANNUAL
                                                                          RATES OF
                                                                         STOCK PRICE
                                                                      APPRECIATION FOR
                            INDIVIDUAL GRANTS                           OPTION TERM(2)
                         ------------------------                     -----------------
                         NUMBER OF    % OF TOTAL
                         SECURITIES    OPTIONS
                         UNDERLYING   GRANTED TO
                          OPTIONS    EMPLOYEES IN EXERCISE EXPIRATION
NAME                      GRANTED    FISCAL YEAR  PRICE(1)    DATE       5%      10%
----                     ----------  ------------ -------- ---------- -------- --------
Gian M. Fulgoni.........   35,000(3)     8.54%     $12.75   05/23/06  $280,644 $711,208
Randall S. Smith........   30,000(3)     7.32       12.75   05/23/06   240,552  609,606
Gary M. Hill............   27,500(3)     6.71       12.75   05/23/06   220,506  558,806

--------
(1) Represents the fair market value of the Company's Common Stock on the date of grant.
(2) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the price of the Company's Common Stock.
(3) Represents options granted on May 24, 1996, in connection with a freeze imposed on senior executive officers in 1996, to make total executive compensation package more closely aligned with the Company's ongoing performance and to reward performance. The options are exercisable in four installments beginning on the first anniversary of the grant date and on the next three anniversaries thereafter.

AGGREGATE STOCK OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END STOCK OPTION VALUES

  The following table sets forth information concerning each exercise of stock options during the Company's last fiscal year by each of the Named Executive Officers and the fiscal year-end value of unexercised stock options:

                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                            SHARES              UNDERLYING UNEXERCISED         IN-THE-MONEY
                          ACQUIRED ON             OPTIONS AT YEAR-END     OPTIONS AT YEAR-END(1)
                           EXERCISE    VALUE   ------------------------- -------------------------
NAME                          (#)     REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                      ----------- -------- ----------- ------------- ----------- -------------
Gian M. Fulgoni.........         0     $    0    340,810      158,709     $589,668      $43,750
Randall S. Smith........    19,995     69,465    183,979       74,250      531,324       67,500
Gary M. Hill............         0          0     33,333      144,167       25,000      121,875
Thomas Wilson...........         0          0     38,125       71,875       62,969      183,906
John P. McNicholas, Jr..         0          0          0       30,000            0            0

--------
(1) The value of "in-the-money options" represents the difference between the exercise price of such option and the stock price at the close of business on December 31, 1996 which was $14.00 per share.

STOCK PERFORMANCE GRAPH

  The following line graph compares cumulative total stockholder return on the Company's Common Stock over the past five fiscal years with the cumulative total return of (i) the Standard & Poors 500 Composite Index, and (ii) The Furman Selz LLC Marketing Services and Technology Index.

                                     LOGO

EMPLOYMENT AGREEMENTS

  The Company has employment agreements with two of its Named Executive Officers, Randall S. Smith, President, Operations Group and International Services Group and Gary M. Hill, Executive Vice President and Chief Financial Officer. Mr. Smith's agreement provides for: (i) a minimum base salary of $286,000 per year; (ii) bonus or other incentive compensation as provided under any present or future incentive compensation plan of the Company as applied to other senior officers of the Company; and (iii) the right to participate during the employment period in all benefit plans applicable to senior officers of the Company. Mr. Smith's agreement may be terminated: (i) by Mr. Smith for "Good Reason" (as defined in the agreement) upon one month's prior written notice; or (ii) by the Company "With" or "Without" Cause (as defined in the agreement) upon two months' prior written notice. If the agreement is terminated Without Cause or for Good Reason, Mr. Smith is entitled to receive: (i) his base salary for a period of twelve months following the termination date; (ii) a pro rated bonus (determined based upon the average bonus awarded to other executive officers of the Company); and
(iii) an extended option exercise period. In the event of Mr. Smith's death during the Employment Period all unvested options will immediately vest and be exercisable for 24 months from the date of death. In the event of a change of control (as defined in the Agreement) which occurs at least two years following the effective date of the Agreement, all of Mr. Smith's options, whether or not then vested, become immediately exercisable.

  Mr. Hill's agreement provides for: (i) a minimum base salary of $275,000 per year; and (ii) the right to participate in all benefit plans applicable to senior officers of the Company. In the event of a change of control (as defined in the Agreement) which occurs prior to the second anniversary of Mr. Hill's employment and in the event of Mr. Hill's leaving the Company within one year of that change of control, all of Mr. Hill's options will continue to vest and become exercisable in accordance with their original vesting schedules and Mr. Hill will continue to be paid at a rate equal to 130% of his base salary then in effect for a period of twelve months following the date of such termination. In the event of a change of control which occurs after the second anniversary of Mr. Hill's employment, all of Mr. Hill's options, whether or not then vested, become immediately exercisable. Should Mr. Hill's employment be terminated (including a reduction in responsibility or compensation, other than a reduction in compensation applicable to all executive officers of the Company) for any reason other than for cause, death or voluntary resignation (except in case of resignation within one year following change of control), Mr. Hill will continue to be paid at a rate equal to 130% of his base salary then in effect for a period of twelve months following the date of such termination.

               MANAGEMENT RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has entered into an consulting agreement with Leonard M. Lodish, a director of the Company. During 1996, Dr. Lodish was paid $114,923 pursuant to this arrangement.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

  The Company's financial statements for the year ended December 31, 1996 have been audited by Ernst and Young LLP, independent auditors. Ernst and Young have been selected as the Company's independent certified public accountants for the calendar year 1997. At a meeting held on August 22, 1996 the Board of Directors of the Company approved the engagement of Ernst & Young LLP as its independent auditors for the fiscal year ending December 31, 1996 to replace Grant Thornton LLP, effective August 22, 1996. The appointment of Ernst & Young LLP was recommended to the Company's Board of Directors by its Audit Committee, composed of directors who are not officers or employees of the Company, on August 19, 1996 after a review of the Company's worldwide needs. The reports of Grant Thornton LLP on the Company's financial statements for the past two fiscal years did not contain an adverse or disclaimer of opinion nor was the opinion qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1995, and in the subsequent interim period, there were no disagreements with Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the matter in its report.

  It is expected that a representative of Ernst & Young LLP will attend the Annual Meeting and will be available to make a statement, if they desire to do so, or respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  In order for a proposal by a stockholder of the Company to be included in the Company's proxy statement and form of proxy for the 1998 Annual Meeting of stockholders, the proposal must be received by the Company at its executive offices located at 150 North Clinton, Chicago, Illinois 60661-1416 no later than December 24, 1997.

                         QUORUM AND VOTING PROCEDURES

  The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Meeting, but if a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Under applicable Delaware law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Meeting.

  Directors will be elected by the plurality vote of the holders of Common Stock entitled to vote at the Meeting and present in person or by proxy. The remaining proposals described herein require the vote of holders of a majority of the shares of Common Stock entitled to vote at the Meeting and present in person or by proxy. Under applicable Delaware law, abstentions will be deemed present and entitled to vote and will, therefor, have the effect of a negative vote on the proposals other than the election of directors, but will have no effect on the outcome of the election of directors. A broker non-vote will have no effect on any proposal described in the proxy statement, including the election of directors.

                                 OTHER MATTERS

  The Company knows of no matters, other than those referred to herein, which will be presented at the Meeting. If, however, any other appropriate business should properly be presented at the Meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

  All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. The Company has engaged Georgeson & Co., Inc. to assist in the distribution of proxy materials to shareholders of the Company. If Georgeson & Co. is requested to assist in the solicitation process, it will receive a fee from the Company of approximately $6,500, plus reimbursement of its out-of-pocket expenses. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

                                          By order of the Board of Directors,
                                          Information Resources, Inc.

                                          Edward S. Berger
                                          Secretary

Chicago, Illinois
April 22, 1997

                          INFORMATION RESOURCES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]



[                                                                              ]

1.  Election of Directors --
    Nominees:  Gerald J. Eskin, PhD.,
    John D. C. Little, PhD., and Glen L. Urban, PhD.

    For   Withhold  For All--(Except nominee(s) whose name(s) are written below)
    All     All

    [_]     [_]       [_]
                              --------------------------------------------------


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


    This Proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1.



                                       Dated:                               1997
                                             -----------------------------,

    Signatures(s)
                 ---------------------------------------------------------------


    ----------------------------------------------------------------------------
    Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                           . FOLD AND DETACH HERE .


                            YOUR VOTE IS IMPORTANT!


                    PLEASE MARK, SIGN AND DATE, AND RETURN
                           IN THE ENCLOSED ENVELOPE.

PROXY                                                                      PROXY
                          INFORMATION RESOURCES, INC.
                           150 NORTH CLINTON STREET
                         CHICAGO, ILLINOIS 60661-1416

         This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders -- May 22, 1997

     The undersigned hereby appoints Gian M. Fulgoni and Edward S. Berger as Proxies, each with power to appoint his substitute, and hereby authorizes them, together or separately, to represent and to vote, as designated below, all shares of Common Stock of Information Resources, Inc. (the "Company") held of record by the undersigned on April 11, 1997, at the Annual Meeting of Stockholders to be held on May 22, 1997, or any adjournment thereof.

               PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE,
                     AND RETURN IN THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)